Exhibit 2

Transactions in Securities of the Issuer During the Past 60 Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)	Date of Purchase/Sale

PALE FIRE CAPITAL SICAV a.s.

Purchase of Common Stock	5,700	31.4991	02/09/2026
Purchase of Common Stock	17,309	31.2813	02/11/2026
Purchase of Common Stock	54,606	31.1905	02/11/2026
Purchase of Common Stock	26,128	30.1377	02/12/2026
Purchase of Common Stock	100	29.9300	02/13/2026
Purchase of Common Stock	25,144	29.6689	02/23/2026
Purchase of Common Stock	50,000	25.1227	02/24/2026
Purchase of Common Stock	255,523	25.7553	02/24/2026
Purchase of Common Stock	124,232	25.3362	02/24/2026
Purchase of Common Stock	50,000	26.1202	02/24/2026
Purchase of Common Stock	278,866	25.6048	02/24/2026
Purchase of Common Stock	27,600	26.7488	02/25/2026
Purchase of Common Stock	143,233	26.9525	02/25/2026
Purchase of Common Stock	109,253	27.6196	02/26/2026
Purchase of Common Stock	24,503	27.2649	02/26/2026
Purchase of Common Stock	51,502	27.0607	02/27/2026
Purchase of Common Stock	2,800	26.6902	02/27/2026
Purchase of Common Stock	86,715	27.9656	03/02/2026
Purchase of Common Stock	52,233	27.2038	03/02/2026
Purchase of Common Stock	2,400	26.7498	03/02/2026